Exhibit 4.9

GUARANTEE

This Guarantee made by PEACE ARCH PROJECT DEVELOPMENT CORP. (“PAPDC”) to and in favour of FREMANTLEMEDIA ENTERPRISES LTD. (“Fremantle”).

WHEREAS:

A.

First Wave Productions Inc. (“FWP”) and Peace Arch Entertainment Group Inc. (“PAE”) entered into a debt repayment agreement dated as of January 30, 2003 with Fremantle and certain other parties in respect of certain amounts owed by the Borrowers to Fremantle (as such instrument may at any time or from time to time be amended, supplemented, extended or otherwise modified or restated, the “Debt Repayment Agreement”).

B.

PAPDC together with FWP (collectively, the “Borrowers”) assumed the obligations of PAE under the Debt Repayment Agreement (other than in respect of the Convertible Instrument (as defined therein)) pursuant to an assignment and assumption agreement (the “AAA”) with effect as of August 22, 2003 among Fremantle, PAE, PAPDC, Renegade Motion Picture Corporation, FWP, Greenlight Film & Television Inc. (“Greenlight”) and certain production companies scheduled thereto; and PAE entered into a limited recourse guarantee in connection with its obligations under the Convertible Instrument.

C.

The Guarantor has assumed the obligations of PAE under the Convertible Instrument pursuant to a conversion rights assumption agreement (the “Assumption Agreement”) dated as of the date hereof among Fremantle, PAE, the Guarantor, Greenlight and CPC Communications Inc.

D.

It is a condition of the continued extension of credit by Fremantle under the Debt Repayment Agreement that the Guarantor execute and deliver this guarantee to and in favour of Fremantle as collateral security for the payment and performance of the Guaranteed Obligations (as hereinafter defined).

NOW THEREFORE WITNESSETH that in consideration of the payment of the sum of $1.00 in lawful money of Canada by Fremantle to the Guarantor and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby covenants, declares and agrees as follows:

1.

            Guarantee.  The Guarantor hereby irrevocably and unconditionally guarantees the due and punctual performance and payment to Fremantle, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrowers whether joint and several or joint or several, to Fremantle now or hereafter existing under or pursuant to the Debt Repayment Agreement, the Assumption Agreement and the Convertible Instrument, whether for principal, interest, bonus, fees, expenses, indemnity or otherwise, and any and all out-of-pocket expenses (including counsel fees and disbursements on a solicitor and own client basis) incurred by Fremantle in enforcing any of its rights under this guarantee (such obligations being herein called the “Guaranteed Obligations”).

2.

            Absolute Liability.  The Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Debt Repayment Agreement, the Assumption Agreement and the Convertible Instrument.  The liability of the Guarantor under this guarantee shall be absolute and unconditional irrespective of:

(a)

the lack of validity or enforceability of any terms of the Debt Repayment Agreement, the Assumption Agreement, the Convertible Instrument or any security granted to Fremantle by the Borrowers, or either of them or any other person or persons pursuant to the terms of the Debt Repayment Agreement or any other security and supporting agreements of the Borrowers, or either of them or of such other persons (such security and supporting agreements being collectively the “Security and Supporting Agreements”) or otherwise;

(b)

any contest by the Borrowers, or either of them or any other person as to the amount of the Guaranteed Obligations or the validity or enforceability of any terms of the Debt Repayment Agreement or the Security and Supporting Agreements or the priority of any security granted to Fremantle by the Borrowers, or either of them or any other person or persons pursuant to the terms of the Debt Repayment Agreement, the Security and Supporting Agreements or otherwise;

(c)

any defence, counter-claim or right of set-off available to the Borrowers of either of them;

(d)

any extension of the time or times for payment of the Guaranteed Obligations or any other indulgences Fremantle may grant to the Borrowers, or either of them;

(e)

any dealings with the security which Fremantle holds or may hold pursuant to the terms and conditions of the Debt Repayment Agreement, the Security and Supporting Agreements or otherwise, including the taking and giving up of securities, the accepting of compositions and the granting of releases and discharges;

(f)

the assignment of all or any part of the benefits of this guarantee;

(g)

any modification or amendment of or supplement to the Guaranteed Obligations, the Debt Repayment Agreement, including, without limitation, any assignment or assumption of the commitment of Fremantle under the Debt Repayment Agreement and any increase or decrease in the principal, the rates of interest or other amounts payable under the Debt Repayment Agreement; or

(h)

any other circumstance which might otherwise constitute a defence available to or a discharge of a guarantor, the Borrowers, or either of them or any other person in respect of the Guaranteed Obligations, or of the Guarantor in respect of this guarantee.

3.

            Limitation on Recourse.  Notwithstanding any other provision of this guarantee, all obligations, claims and rights relative to this guarantee shall be limited to Fremantle’s right of conversion set out in Section 4 of the Debt Repayment Agreement and the Convertible Instrument (as defined in the Debt Repayment Agreement), each as assumed by the Guarantor pursuant to the Assumption Agreement and no such obligations, claim or right shall be further enforced against the Guarantor except to the extent necessary for enforcement by Fremantle of the Guaranteed Obligations as limited hereby.

4.

            Remedies.  The Guarantor agrees that Fremantle shall not be bound to seek or exhaust its recourses against the Borrowers, or either of them or any other person or to realize on any security it may hold in respect of the Guaranteed Obligations before being entitled to payment hereunder.  Should Fremantle elect to realize on any security it may hold, either before, concurrently with or after demand for payment under this guarantee, the Guarantor shall have no right of discussion or division.

5.

            Impairment of Security.  Any loss or impairment of any security received by Fremantle from the Borrowers, or either of them or any other person pursuant to the provisions of the Debt Repayment Agreement or the Security and Supporting Documents shall not discharge pro tanto or limit or lessen the liability of the Guarantor under this guarantee.

6.

            Amount of Guaranteed Obligations.  Any account settled or stated by or between Fremantle and the Borrowers, or either of them or, if any such account has not been so settled or stated immediately before demand for payment under this guarantee, any account thereafter stated by Fremantle shall, in the absence of demonstrated error, be accepted by the Guarantor as conclusive evidence of the amount of the Guaranteed Obligations which at the date of the account so settled or stated is due by the Borrowers, or either of them to Fremantle or remains unpaid by the Borrowers, or either of them to Fremantle.

7.

            Payment on Demand.  The Guarantor shall, upon a demand being made under the Debt Repayment Agreement, make payment to Fremantle of the amount of the Guaranteed Obligations forthwith after demand therefor is made in writing to it, and such demand shall be deemed to have been effectively made when an envelope containing such demand addressed to the Guarantor at:  500 - 56 East 2nd Avenue, Vancouver, British Columbia, V5T 1B1, Attention:  President, is personally delivered to such address or is deposited, postage prepaid and registered, in any post office within or outside Canada.  The indebtedness of the Guarantor hereunder shall bear interest from the date of such demand to the date of payment thereof in full at the rate or rates of interest applicable to the Guaranteed Obligations under and calculated in the manner provided in the Debt Repayment Agreement.

8.

            Subrogation and Repayment.  Upon receipt by Fremantle of any payments on account of liability under this guarantee, whether by realization on security or otherwise, the Guarantor shall not be entitled to claim repayment against the Borrowers, or either of them until Fremantle’s claims against the Borrowers, and both of them in respect of the Guaranteed Obligations have been repaid in full.  In the case of the liquidation, winding-up or bankruptcy of the Borrowers, or either of them (whether voluntary or compulsory) or in the event that the Borrowers or either of them shall make a bulk sale of any of the Borrowers’, or either of their assets within the provisions of any bulk sales legislation or any composition with creditors or scheme of arrangement, Fremantle shall have the right to rank in priority to the Guarantor for its full claims in respect of the Guaranteed Obligations and receive all dividends or other payments in respect thereof until its claims in respect of the Guaranteed

 Obligations have been paid in full, and the Guarantor shall continue to be liable, less any payments made by or on behalf of the Guarantor, for any balance which may be owing to Fremantle by the Borrowers, or either of them.  In the event of the valuation by Fremantle of any of its security or the retention thereof by Fremantle or both, such valuation or retention, or both, shall not, as between Fremantle and the Guarantor, be considered as a purchase of such security, or as payment or satisfaction or reduction of the Guaranteed Obligations or any part thereof.  If any amount shall be paid to the Guarantor on account of any subrogation rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Fremantle and shall forthwith be paid to Fremantle to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured.

9.

            Assignment and Postponement. (1)  All obligations, liabilities and indebtedness of the Borrowers, or either of them to the Guarantor of any nature whatsoever, and all security therefor, (the “Subject Indebtedness”) are hereby assigned and transferred to Fremantle as continuing and collateral security for the obligations of the Guarantor hereunder.  The Guarantor shall not assign the Subject Indebtedness or any part thereof to any person other than Fremantle.

(2)

From and after demand by Fremantle pursuant to Section 7 hereof, the Subject Indebtedness shall be held in trust by the Guarantor for Fremantle and shall be collected, enforced or proved subject to and for the purposes of this guarantee, and any payments received by the Guarantor in respect thereof shall be segregated from other funds and property held by the Guarantor and forthwith paid over to Fremantle on account of the Guaranteed Obligations.

(3)

From and after demand by Fremantle pursuant to Section 7 hereof, Fremantle shall be entitled to receive payment of the Guaranteed Obligations in full before the Guarantor shall be entitled to receive any payment on account of the Subject Indebtedness.  The Subject Indebtedness shall not be released or withdrawn by the Guarantor unless Fremantle’s written consent to such release or withdrawal is first obtained, and the Guarantor shall not permit the prescription of the Subject Indebtedness by any statute of limitations or ask for or obtain any security or negotiable paper for or other evidence of the Subject Indebtedness except for the purpose of delivering the same to Fremantle.

(4)

Notwithstanding the terms hereof, the Subject Indebtedness shall not include any obligation, liability, or indebtedness of the Borrowers to the Guarantor in respect of funds advanced or expenses paid or incurred by the Guarantor on behalf of the Borrowers, where such advances or expenses are for the account of Fremantle in accordance with the terms of the Debt Repayment Agreement.

10.

            No Prejudice to Fremantle.  Fremantle shall not be prejudiced in any way in the right to enforce any provision of this guarantee by any act or failure to act on the part of the Borrowers, or either of them.  Fremantle may, at any time and from time to time, without any consent of or notice to the Guarantor and without impairing or releasing the Guarantor from its obligations hereunder:

(a)

change the manner, place or terms of payment or change or extend time of payment of, or renew or alter, the Guaranteed Obligations;

(b)

release anyone liable in any manner under or in respect of the Guaranteed Obligations;

(c)

exercise or refrain from exercising any rights against the Borrowers, or either of them or the Guarantor or any other person; and

(d)

apply to the Guaranteed Obligations any sums from time to time received.

11.

            Rights of Set-Off.  To the fullest extent permitted by law, the Guarantor shall make all payments hereunder without regard to any defence, counter-claim or right of set-off available to it.  Upon the making of a demand for payment hereunder, Fremantle is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand, provisional or final) at any time held or other indebtedness at any time owing by Fremantle to or for the credit or the account of the Guarantor against the Guaranteed Obligations and other amounts due to Fremantle hereunder irrespective of whether or not Fremantle shall have made any demand under this guarantee and although such Guaranteed Obligations and other amounts may be contingent and unmatured.  The rights of Fremantle under this Section 11 are in addition, without prejudice and supplemental to any other rights and remedies (including, without limitation, other rights of set-off) which Fremantle may have.

12.

            No Recourse.  Any right of subrogation acquired by the Guarantor by reason of payment under or pursuant to this guarantee shall not be exercised until the Guaranteed Obligations and other amounts due to Fremantle hereunder have been paid or repaid in full to Fremantle, and shall be no greater than the right held by Fremantle and the Guarantor shall have no recourse against Fremantle for any invalidity, non-perfection or unenforceability of any security held by Fremantle or any irregularity or defect in the manner or procedure by which Fremantle realizes on such security.

13.

            Continuing Guarantee.  This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Fremantle upon the insolvency, bankruptcy or reorganization of the Borrowers, or either of them or otherwise, all as though such payment had not been made.

14.

            Supplemental Security.  This guarantee is in addition, without prejudice and supplemental to all other guarantees and securities held, or which may hereafter be held, by or for Fremantle.

15.

            Representations.  (1)  The Guarantor:

(a)

is a corporation duly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation and is duly qualified as a foreign or extra-provincial corporation, as the case may be, and is in good standing, in all jurisdictions where the Guarantor carries on business; and

(b)

has full corporate right, power and authority to enter into and perform its obligations under this guarantee and any security given in respect hereof, and has full corporate right, power and authority to own and operate its properties and to carry on its business as now conducted.

(2)

The execution and delivery of this guarantee has been duly authorized by all necessary action by the Guarantor and this guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, subject only to:

(a)

the effect of any bankruptcy, insolvency, moratorium or similar laws affecting the enforceability of creditors’ rights generally;

(b)

the discretion that a court of competent jurisdiction may exercise in the granting of equitable remedies; and

(c)

the statutory powers of a court of competent jurisdiction to stay proceedings and stay the execution of judgment in proceedings before it,

and the execution, delivery and performance by the Guarantor of this guarantee and the performance by the Guarantor of its obligations hereunder, do not and will not:

(d)

conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)

the charter documents or by-laws of the Guarantor;

(ii)

any law applicable or binding on the Guarantor; or

(iii)

any contractual restriction binding on or affecting the Guarantor or its properties the breach of which would have a material adverse effect on the business or assets of the Guarantor, on the ability of the Guarantor to perform any of its obligations under this guarantee or on the priority, effectiveness or enforceability of this guarantee; or

(e)

result in, or require or permit:

(i)

the imposition of any lien, charge, mortgage, pledge, security interest or other encumbrance whatsoever, in or with respect to the property, assets or undertaking of the Guarantor; or

(ii)

the acceleration of the maturity of any indebtedness of the Guarantor or any of its subsidiaries, under any contractual provision binding on or affecting the Guarantor or such subsidiary.

16.

            Interest Act (Canada).  For purposes of the Interest Act (Canada), the Guarantor hereby acknowledges that the rate or rates of interest applicable to the Guaranteed Obligations shall be computed and shall be paid at the times and in the manner set forth in the Debt Repayment Agreement.

17.

            Headings, etc.  The division of this guarantee into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

18.

            Governing Law.  This guarantee shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

19.

            Successors, etc.  This guarantee shall extend to and enure to the benefit of Fremantle and their successors and assigns and shall be binding upon the Guarantor and its successors and permitted assigns.  This guarantee shall not be assigned by the Guarantor without Fremantle’s prior written consent.  All rights of Fremantle hereunder shall be assignable.

20.

            Notices.  Subject to Section 7, all notices, requests, demands, directions and communications (“notices”) hereunder shall be sent by telex, telecopy or similar means of recorded communication or hand delivery or registered mail, and shall be effective when hand delivered or, in the case of telex, telecopy or similar means of recorded communication, when received.  All notices shall be given to Fremantle at its principal office as shown on the first page of the Debt Repayment Agreement and to the Guarantor at the address referred to in Section 7 hereof, or otherwise in accordance with any unrevoked written direction of the Guarantor to Fremantle at its principal office as to a change of address, given in accordance with this Section 20.

21.

            Attornment/Service.  The Guarantor hereby irrevocably submits to the jurisdiction of any British Columbia court in any action or proceeding arising out of or relating to this guarantee, and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such British Columbia court.  The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding.  The Guarantor hereby irrevocably appoints PAPDC at its principal offices and to the attention of the President or Chief Executive Officer as its agent to receive on behalf of the Guarantor service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by delivering a copy of such process to the Guarantor in care of such agent and the Guarantor hereby irrevocably authorizes and directs such agent to accept such service on its behalf.  As an alternative method of service, the Guarantor also irrevocably consents to the service of any process in any such action or proceeding by the mailing of copies of such process to the Guarantor at the address referred to in Section 7 hereof, or at such other address as it on its own behalf may direct.  The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section shall affect the right of Fremantle to serve legal process in any other manner permitted by law or affect the right of Fremantle to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.

22.

            Acknowledgement of Receipt/Waiver.  The Guarantor acknowledges receipt of an executed copy of this guarantee and the Debt Repayment Agreement.  The Guarantor waives, to the extent permitted by law, the right to receive a copy of any financing statement, financing change statement or verification statement registered with or issued by any personal property registry or other official body in connection with this guarantee.

IN WITNESS WHEREOF the Guarantor has duly executed this guarantee and affixed its corporate seal (if any) under the hands of its proper officers duly authorized for the purpose thereof on May 31, 2004.

PEACE ARCH PROJECT DEVELOPMENT CORP. Per: /S/ John Curtis Authorized Signatory